  EXHIBIT 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of February 1, 2018 (the “Effective Date”), by and between WEED, Inc., a Nevada corporation (“Corporation”), and NICOLE M. BREEN (“Executive”). The Corporation and Executive may be referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, prior to the Effective Date, Executive was employed by the Corporation pursuant to the certain Employment Agreement dated October 1, 2016 among the Corporation and Executive (“Original Agreement”).

WHEREAS, the Corporation and Executive desire to amend and restate the Original Agreement, on the terms and conditions set forth herein, and for this Agreement to supersede and replace the Original Agreement in its entirety.

WHEREAS, Executive received 4,000,000 shares of the Corporation’s common stock as a signing bonus in accordance with the Original Agreement.

WHEREAS, Executive agrees to forgo all other previously agreed upon share payments and other consideration and benefits set out in the Original Agreement.

 WHEREAS, the Corporation and Executive wish to memorialize the terms of Executive’s employment with the Corporation, the obligations of the Corporation to Executive, and to specify certain rights, responsibilities and duties of Executive.

AGREEMENT

NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
RESPONSIBILITIES

(a) Executive is employed by the Corporation to serve as Secretary and Treasurer of the Corporation with the powers and responsibilities as delegated or assigned by the Corporation.

(b) Executive accepts employment upon the terms set forth in this Agreement and will perform diligently to the best of her abilities those duties in a manner that promotes the interests and goodwill of the Corporation.

ARTICLE II
COMPENSATION

Section 2.1 General Terms.

(a) Base Salary. The Corporation shall pay base compensation to Executive at the rate of $1,000.00 US Dollars per week payable in accordance with the Corporation’s ordinary payroll policies (“Base Salary”).

(b) Bonus/Compensation. In addition to the Base Salary, Executive shall be entitled to receive such discretionary bonus or incentive compensation as mutually agreed to by the Corporation and Executive, including, but not limited to, Non-Qualified Stock Options as set out in that Non-Qualified Stock Option Award Agreement and Restricted Stock as set out in the Restricted Stock Agreement, both of even date herewith.

Section 2.2 Reimbursement. It is acknowledged by the Parties that Executive, in connection with the services to be performed by her pursuant to the terms of this Agreement, may be required to make payments for travel, communications, entertainment of business associates and similar expenses. The Corporation will reimburse Executive for all reasonable, documented expenses of types authorized by the Corporation and incurred by Executive in the performance of her duties hereunder. Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Corporation may establish in writing and communicate to Executive from time to time.

Section 2.3 Executive Benefits. During the term of this Agreement, the Corporation shall provide Executive with executive and fringe benefits under any and all executive benefit plans and programs which are from time to time generally made available to the executives of the Corporation, including, without limitation, health and dental care, profit sharing plans, vacation benefits and a per annum car allowance.

Section 2.4 Vacation. Executive shall be entitled to two (2) weeks of paid vacation, prorated for any year in which Executive is not employed for the entire calendar year. Upon termination of Executive’s employment, the Corporation shall pay to Executive, or her estate or representative, accrued and unused vacation to which Executive is entitled during the calendar year.

ARTICLE III
NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 3.1 Definitions. For purposes of this Agreement, “Confidential Information” is any data or information that is unique to the Corporation, proprietary, competitively sensitive, and not generally known by the public, including, but not limited to, the Corporation’s business plan, projects, prospective projects, customers, and prospective customers. “Prospective Customers” is understood to mean those potential customers with whom or with which the Corporation is engaged in active discussion about a business relationship, training manuals, project development plans, bidding and pricing procedures, market plans and strategies, business plans and projections, internal performance statistics, financial data, confidential information concerning executives of the Corporation, operational or administrative plans, policy manuals, terms and conditions of contracts and agreements, and all similar information related to the business of the Corporation’s customers or potential customers or suppliers, other than information that is publicly available. The term “Confidential Information” shall not apply to information which is: (i) already in Executive’s possession (unless such information was obtained by Executive from the Corporation in the course of Executive’s employment by the Corporation); (ii) received by Executive form a third party with no restriction on disclosure; (iii) information that has become publicly available through no fault of Executive; (iv) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction; or (v) information that is developed by Executive not in the course of Executive’s employment.

Section 3.2 Use and Disclosure. Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Corporation. Except as required to perform Executive’s duties as an employee of the Corporation, Executive will not use or disclose any Confidential Information of the Corporation.

ARTICLE IV
TERM OF AGREEMENT

Section 4.1 Term of Agreement. This Agreement shall continue in full force and effect for five (5) years from the date of the Original Agreement (“Term”) and shall be automatically renewed for consecutive two (2) year periods upon the same terms, conditions and requirements unless terminated by the Parties as set forth herein (each a “Renewal Term”). This Agreement may be terminated prior to the end of its Term or any Renewal Term in accordance with Article V herein.

ARTICLE V
TERMINATION

Section 5.1 Termination. Executive’s employment hereunder will terminate upon the occurrence of the following events:

(a) By the Corporation and Executive.  The Corporation and Executive may mutually agree to terminate this Agreement at any time, for any reason, during the Term or any Renewal Term. Following such termination, the Corporation shall promptly reimburse Executive pursuant to Section 2.2 for expenses incurred in the performance of her duties hereunder prior to termination and make all payments that Executive shall be entitled to including, but not limited to, Executive’s Base Salary and bonus/compensation pursuant to Section 2.1 earned through the date of termination.

(b) By the Corporation with Cause or by Executive without Good Reason. This Agreement may be terminated by Executive without Good Reason, (Good Reason is defined in Section 5.1(c)), upon thirty (30) days prior written notice, and by the Corporation for Cause (as defined in I though III below), with thirty (30) days prior written notice for any of the following reasons:

I.
a material breach by Executive of any of the provisions of this Agreement that has a substantial negative impact on the profitability of the Corporation, upon failure of Executive to cure such breach within thirty (30) days after receipt of written notice of breach by the Corporation, or longer if the breach cannot reasonably be cured within such thirty (30) day period;

II.
conviction of Executive for a felony involving moral turpitude; or

III.
commission by Executive of an act of fraud, embezzlement, or material dishonesty against the Corporation, or any act that would foreseeably materially harm the reputation or business of the Corporation, or its officers, directors and shareholders.

Following such termination, the Corporation shall reimburse Executive pursuant to Section 2.2 for expenses incurred in the performance of her duties hereunder prior to termination and Executive shall be entitled to any other payments due from the Corporation including, but not limited to, her Base Salary and bonus/compensation pursuant to Section 2.1 earned through the date of termination.

(c) By Executive for Good Reason. Executive may upon thirty (30) days prior written notice terminate this Agreement for Good Reason. Termination for “Good Reason” for purposes of this Section 5.1(c), is a termination of employment under any of the following circumstances:

I.
a material breach by the Corporation of any of the provisions of this Agreement or any other agreement related to Executive’s employment with the Corporation, upon failure of the Corporation to cure such breach within thirty (30) days after receipt of written notice of breach by Executive;

II.
a decrease in Executive’s Base Salary as provided in Section 2.1 herein or a material change in Executive’s duties or authority;

III.
Executive is asked or directed by the Corporation to engage or participate in an activity or activities that would result or could reasonably be believed to result in the conviction of a criminal offense or the commission of an act of fraud, embezzlement, or material dishonesty against the Corporation by Executive, a member of the Board of Directors, an officer or executive of the Corporation; or

IV.
Executive is asked to perform regular services at a location that is more than one hundred fifty (150) miles from the Tucson, Arizona metropolitan area without Executive’s prior written consent.

(d) Termination on Death. In the event of Executive’s death, this Agreement will be deemed to have terminated on the date of her death. Following such termination, the Corporation shall reimburse Executive’s estate pursuant to Section 2.2 for expenses incurred in the performance of her duties hereunder prior to her death and Executive’s estate shall be entitled to Executive’s Base Salary and bonus/compensation pursuant to Section 2.1 earned through the date of Executive’s death.

(e) Termination on Disability. This Agreement may be terminated by the Corporation immediately upon Executive’s “disability” in the event Executive becomes physically or mentally disabled. Executive will be deemed disabled if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from her duties with the Corporation on a full-time basis for one hundred eighty (180) business days in any three hundred sixty (360) business day period. Following such termination, the Corporation shall reimburse Executive pursuant to Section 2.2 for expenses incurred in the performance of her duties hereunder prior to termination and Executive shall be entitled to her Base Salary and bonus/compensation pursuant to Section 2.1 earned through the date of Executive’s termination herein.

(f) Separation Payments. Notwithstanding any provision to the contrary, in the event that this Agreement is terminated by the Corporation without Cause or by Executive with Good Reason, then Executive shall also be entitled to continue to receive Executive’s Base Salary, payable in accordance with customary payroll practices (and subject to customer withholding and payroll taxes) until twelve (12) months from the termination date of Executive’s employment (collectively, the “Separation Payment”), provided, that, payment shall not be made until the first payroll date of the Corporation occurring after the sixtieth (60th) day following the date of termination, and shall include any amounts that would have otherwise been paid prior to such date.

(g) Section 409A. This Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, or an exception thereto. Each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Corporation does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Corporation’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Corporation will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Corporation concludes, in the exercise of its reasonable discretion, that the severance benefits described in Section 5.2(f), are subject to Section 409A of the Internal Revenue Code, no severance payment will be paid prior to Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)).

ARTICLE VI
GENERAL TERMS

Section 6.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses:

If to the Corporation, to:	WEED, Inc.
One South Church Ave, 12th Floor
Tucson, Arizona 85701

If to Executive, to:	Nicole M. Breen
4920 North Post Trail
Tucson, Arizona 85750

Section 6.2 Legal Fees and Expenses. The prevailing party in any mediation, arbitration, or litigation relating to this Agreement shall be entitled to recover from the other party any and all attorneys’ and related fees and expenses incurred by the prevailing party in such arbitration or litigation.

Section 6.3 Successors and Binding Agreement.

(a) This Agreement shall be binding upon the Corporation and successors to the Corporation, and shall be assignable, transferable or delegable by the Corporation, at the Corporation’s sole discretion.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes and/or legatees.

Section 6.4 Entire Agreement; Modification. This Agreement constitutes the complete and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties. The Parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

Section 6.5 Amendment. The covenants or provisions of this Agreement may not be modified by a subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of the Corporation by an officer of the Corporation other than Executive; (iv) is approved by resolution of the Corporation; and (v) is signed by Executive.

Section 6.6 Legal Consultation. Both Parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

Section 6.7 Choice of Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles.

Section 6.8 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the Parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

Section 6.9 Severability. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the Parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.

Section 6.10 Remedies. The Parties hereto acknowledge and agree that upon any breach by Executive of her obligations under Article III hereof, the Corporation will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to any Party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 6.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation and Executive have caused this Agreement to be executed on the day and year indicated below to be effective on the day and year first written above.

EXECUTIVE:

Nicole M. Breen

CORPORATION:

WEED, Inc., a Nevada corporation

By:
Authorized Signatory

Print Name

Signature Page to Employment Agreement
by and between Weed, Inc. and Nicole M. Breen